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                     September 2, 2020

       Edward McGowan
       Chief Financial Officer
       Akamai Technologies Inc
       145 Broadway
       Cambridge, Massachusetts 02142

                                                        Re: Akamai Technologies
Inc
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 0-27275

       Dear Mr. McGowan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services